Exhibit 99.1

Corporate Profile
DOUBLE EAGLE Petroleum Company
( NASDAQ, “DBLE” )

Double Eagle is an independent natural gas and oil exploration and production company, with principal activities in the Rocky Mountain Region of the United States. The company acquires, drills, develops, and operates natural gas and oil properties.

HIGHLIGHTS

	Year Ending		Year Ending
	December 31,	%	December 31,
	2004	Change	2003
Financial Results
Sales of Oil and Gas	$13,057,906	+115%	$6,080,880
Net Income	$4,028,203	+315%	$971,822
Earnings per Share	$0.47	+236%	$.14
Cash Flow	$7,434,543	+130%	$3,238,885
Shares Outstanding	8,599,020	+3%	8,334,404

Reserves & Production
Oil Production (bbls)	16,886	- 3%	17,344
Gas Production (mcfs)	2,559,557	+94%	1,320,850
Oil Reserves (bbls)	278,055	+33%	208,957
Gas Reserves (mcfs)	34,934,746	+53%	22,818,980
Gross Acres	399,113	+10%	363,598
Net Acres	141,562	+59%	88,950

To the Shareholders:

In 2004, Double Eagle Petroleum Co. set records in almost all categories. Successful drilling with increased production volumes and increased prices for oil and gas has combined to grow our Company at an incredible rate. Our employees have worked very hard through several tough years to position the Company in a number of good plays. Our diligence has paid off in 2004. We increased production by 87% by participating in 111 successful wells with no dry holes. Combined with higher oil and gas prices, our revenues grew 116%. Earnings per share grew 235% to $0.47 in 2004 from $0.14 in 2003. Net cash provided by operating activities grew 130% to $7,434,543 in 2004 from $3,238,885 in 2003. The Company is operating with no long term debt.

In 2005, Double Eagle Petroleum Co. plans to drill the Christmas Meadows Prospect that we have been trying to drill since 1994, when I became President of the Company. Christmas Meadows has the potential to very significantly expand the Company’s reserves, but it is also a high risk prospect.

We will also prepare the coal bed natural gas project in the eastern Washakie Basin for a 240 well drilling program that will begin as soon as the regulatory hurdles are cleared, hopefully in the fall of 2005, but perhaps in 2006. The 240 well drilling program will take us at least three years to complete, once we get started. Currently, the Company has fourteen wells in that play that produced 54% of our Company-wide production in 2004. Obviously, another 240 wells, about 100 net wells to the Company, could significantly grow the Company. Double Eagle will continue to work on deeper, non-coal bed tests at Cow Creek while we wait for the coal bed program to be approved.

In addition, we will continue to participate in the development of the Pinedale Anticline and attempt to get three other properties drilled. A deeper test on the Pinedale Anticline should be completed in 2005. Double Eagle does not have an interest in the deep test, but our lands are adjacent and success of the deep test would be a good sign. Through this drilling, we hope to continue to grow our production volumes as we have in the last two years.

The prices of natural gas and oil have been extremely hard to predict over the last ten years and we have decided to lock in some of our production at the current prices. The Company has fixed contracts on approximately 50% of our current daily production. The prices range from $5.30 to $6.00 per mcf and range in term from twelve to twenty four months. This compares to our average price of $4.85 per mcf in 2004. As our production continues to grow, management will continue to assess the wisdom of locking in additional contracts.

In 2004, production volumes continued to grow impressively. On a natural gas equivalent basis, production volumes grew 87% even though oil volumes, which represent less than 5% of our production, were down 3%. Production from the Doty Mountain Unit did not commence in 2004, but began in the first quarter of 2005. No Doty Mountain reserves were therefore estimated at year end 2004. Double Eagle participated in 24 wells gross, six wells net, in the Doty Mountain Unit that Anadarko operates. Two additional wells were drilled at the Sun Dog Unit. These wells will result in Double Eagle having a small working interest in the twelve producing wells in the Sun Dog Unit in 2005. At the Mesa Unit on the Pinedale Anticline, Double Eagle had an interest in fourteen new producers in 2004. We expect a similar number of wells to be drilled in 2005.

In 2004, our proved reserves were estimated 52% higher than in 2003 on a natural gas equivalent basis. Netherland, Sewell and Associates reviewed over 99% of our reserves. Oil reserves grew because of the associated oil at the Mesa Unit, even though we sold our interest in Government Bridge, a small oil field in Natrona County, Wyoming. More locations at the Mesa and Cow Creek Units became proved undeveloped. This indicates that the Company has a large inventory of development locations to be drilled. The reserves at Mesa Unit on the Pinedale Anticline included only 20-acre spaced locations offsetting producing wells. The reserves in the eastern Washakie Basin coal bed natural gas play are still being calculated on a volumetric basis. With continued strong production and a longer history, the reserves may be able to be calculated based on performance.

Eastern Washakie Coal Bed Natural Gas Play

The eastern Washakie Coal Bed Natural Gas Play is located in south central Wyoming. Double Eagle initiated the play with the re-completion of the 1x-12 well at Cow Creek Field in 1999. Subsequent drilling by Double Eagle, Warren Resources and Anadarko has been very encouraging. Over 100 wells have been drilled to test the permeability and gas content of the Mesaverde coals along the 40 mile long trend on the eastern flank of the Washakie Basin. The most encouraging area has been around Cow Creek Field. Fourteen coal bed wells at Cow Creek and ten wells at the adjacent Sun Dog pod were selling over nine million cubic feet per day (six million cubic feet net to our interest) in December 2004. The next step is to expand the area of dewatering in the coals around Cow Creek. Double Eagle is creating a large 19,965 acre unit, the Catalina Unit, to accommodate the drilling of 240 additional wells on eighty acre spacing. Anadarko is creating the Doty Mountain, Sun Dog, Blue Sky and Brown Cow Units in the Cow Creek area as well as the Jolly Roger and Red Rim Units to the north. The large drilling programs in these Units will begin when the Environmental Impact Study and the Resource Management Plans are completed by the Bureau of Land Management. These plans are expected to be completed in fall 2005, however we suspect there will be some delay. We will use the time until we can drill more coal bed wells to get the water handling facilities ready for the additional wells, perforate additional coals in the existing wells, and test some deeper objectives at Cow Creek Field.

In 2005, at Cow Creek Field, we hope to expand our facilities to handle water with an additional water injection well and a facility to test cleaning up the water for surface use. Once the additional water handling facilities are working, we will perforate additional coal beds in our existing wells. This should, basically, be similar to drilling a new field with the cost of a simple re-completion program. Currently, we have two compressors capable of handling up to 12 million cubic feet of gas and approved permits to install two more similar compressors. In addition, we plan to drill at least one deeper test to explore the potential of deeper zones that appear prospective. The Frontier, Dakota, Muddy and Tensleep sandstones all have produced or had encouraging shows of oil and gas in earlier deep tests at Cow Creek. The Niobrara Shale produces in fields to the north and south of Cow Creek and early tests yielded oil and gas. With current prices of oil and gas at historic highs, these zones warrant another look. Double Eagle owns 50% working interest in these deeper objectives.

Cow Creek Reserves &
Cumulative Production

		Ultimate
		Proved	Cumulative
Year		Reserves	Produced
online	Well	(mcf)	Gas (mcf)
2000	1x-12	487,970	92,883
2002	32-12	370,676	199,054
2002	42-12	635,759	305,950
2002	43-12	487,576	256,449
2002	44-12	266,000	138,107
2003	24-6	555,000	236,937
2003	11-7	1,142,808	523,078
2003	13-7	1,147,245	544,933
2003	22-7	392,000	166,005
2004	12-12	1,080,649	26,179
2004	21-12	1,110,719	51,071
2004	36-12	343,662	104,379
2004	44-1	577,000	18,915
2004	14-7	921,000	82,285
Total		9,518,064	2,746,225

Christmas Meadows Prospect

Christmas Meadows is a structural dome in the southwest corner of the prolific Green River Basin, in Summit County, Utah. The dome is overlain by the Wyoming Overthrust Belt and the North Flank Thrust of the Uinta Mountains. After nearly ten years of addressing various regulatory hurdles in this environmentally sensitive area, Double Eagle and its partner, John Lockridge, should be able to drill this prospect in 2005.

Christmas Meadows Prospect has a long history. In the 1970’s Gulf noted the structure on a regional seismic grid. Further seismic surveys by Gulf, American Quasar, Amoco, Chevron, Sohio, and others support the existence of the structural dome. Amoco staked a location to test the structure to 19,000 feet in 1982, but had still not been issued a permit in 1986 when it abandoned its efforts. Double Eagle acquired its first leasehold in the prospect in 1984. Chevron formed a federal unit in 1989 and staked a well but abandoned its efforts in 1994 after not getting a permit or offset acreage offered for sale. Chevron turned the project over to Amerac, which designated Double Eagle as its agent. Double Eagle has purchased the Chevron leasehold and has farmouts from Amerac (now Unit Corp.) and Judy Yates, and finally acquired the open offset acreage at a BLM auction in November 2003. Combined with new leases purchased at lease sales, Double Eagle and Lockridge control 41,237 acres, of which 23,577 acres are included in the Table Top Federal Exploratory Unit.

Prospective formations range from depths of 5,000 to 23,000 feet, and range in age from Mississippian to Cretaceous. Source rocks, reservoir rocks, structural timing, seal, as well as structure all remain to be determined through the drill bit, but we are encouraged by our analysis of analogous fields in the Wyoming Overthrust Belt and the Green River Basin. The initial well is projected to a depth of 15,730 feet, and we believe it has a high risk, high reward potential. There is also engineering risk to consider, as there is a time deadline once operations commence and the overlying structure is complex and potentially difficult to drill.

The Company has expended considerable resources in preparing to drill this prospect, projected to spud in summer 2005. The update of the EIS was completed in January 2005, clearing the final regulatory hurdle to commence operations. Forest Service has informed us that operations may commence as soon after July 1, 2005 as moisture levels in the soil permit.

Along with our partners, we have acquired licenses to six 2D seismic lines, or 60 miles. Five of the lines, or 53 miles, were reprocessed with state-of-the-art pre-stack depth migration. Imaging and understanding of the structure has improved as a result.

Double Eagle now owns 61% interest in the prospect and is the operator. It is the Company’s intention to retain 25% working interest, and Double Eagle is actively seeking partners for the remaining 36%.

Conclusions

As predicted in last year’s Annual Report, 2004 was better than 2003. 2005 looks even better than 2004. Continued success in the eastern Washakie Basin, especially Cow Creek Field, continued success at the Mesa Unit on the Pinedale Anticline and finally getting Christmas Meadows drilled would all combine to make 2005 an historic year for Double Eagle.

Our Company has been growing at an ever increasing rate. We replaced 575% of our production last year at a cost of just $0.57 per mcf. This gives us a reserve life of 13.8 years. We will try to grow from this level at a measured pace that we feel we can sustain. We have no long term debt and strong cash flows. The Company looks very different than ten years ago. We continue to appreciate our shareholder support and look forward to another strong year in 2005.

Sincerely

Stephen H. Hollis, Chairman, CEO, and President

Financial Summary
   (*Fiscal Years Ending August 31)

	2004	2003	2002*	2001*	2000*

Balance Sheet Data

Total assets	$30,969,341	$23,954,917	$9,765,201	$7,671,938	$5,926,052
Net oil and gas properties	$24,758,487	$19,302,511	$9,137,657	$7,264,191	$5,209,004
Working capital	$710,165	$281,108	($521,709)	($712,742)	($419,424)
Long-term debt	—	—	$2,250,000	$1,000,000	—
Net stockholders’ equity	$24,926,912	$19,856,306	$6,291,989	$5,536,167	$4,865,464
Common shares outstanding	8,488,404	8,334,404	6,069,148	5,106,534	4,760,223

Income Statement Data

Total revenues	$13,267,073	$6,138,412	$2,270,163	$2,581,456	$1,760,515
Oil and gas sales	$13,057,906	$6,080,880	$2,255,919	$2,567,713	$1,724,497
Net income	$4,028,203	$971,822	($2,847,101)	$251,294	$125,244
Net income per diluted share	$0.47	$0.14	($0.47)	$0.04	$0.03

Cash Flow Data

Cash flow from operating activities	$7,434,543	$3,238,885	$118,697	$1,556,258	$766,196

Production

Natural gas (mcf)	2,559,557	1,320,850	1,009,543	518,147	446,134
Oil (bbls)	16,886	17,344	20,566	18,605	20,162
Average daily production (Mcfe)	7,270	3,904	3,104	1,725	1,549

Estimated Proved Reserves

Natural gas equivalent (Mcfe)	36,603,076	24,072,722	12,642,550	10,742,233	5,936,346
Natural gas (Mcf)	34,934,746	22,818,980	11,502,232	9,605,641	4,949,346
Oil (bbls)	278,055	208,957	190,053	189,432	164,500

Estimated Future Net Cash Flows from Proved Reserves

Estimated future revenue	$202,358,000	$136,525,000	$27,118,000	$24,860,000	$19,087,000
Estimated present value of future net cash flows before income taxes (10% discount)	$68,604,700	$56,325,300	$7,672,000	$7,598,000	$7,520,000
Estimated present value of future net cash flows after income taxes (10% discount)	$51,530,000	$42,841,000	$7,385,000	$5,014,000	$4,963,000

Well Information

Total wells drilled (gross/net)	111/11.13	38/6.29	51/5.88	30/1.52	9/0.65
Productive wells drilled (gross/net)	111/11.13	37/5.43	50/5.83	30/1.52	9/0.65
Productive wells owned at year end (gross/net)	524/27.74	421/27.72	380/22.29	330/16.46	299/14.63
Total wells operated at year end	23	22	16	12	8

Total Leasehold Acreage

Gross acres	399,113	363,598	349,714	346,587	345,302
Net acres	141,562	88,950	83,477	83,477	81,577

DOUBLE EAGLE PETROLEUM COMPANY

SELECTED FINANCIAL DATA

Unaudited
*Fiscal Year	2004	2003	2002*	2001*	2000*

Oil and gas sales	$13,057,906	$6,080,880	$2,255,919	$2,567,713	$1,724,497
Sales of nonproducing leases	—	—	—	4,181	9,821
Other	209,167	57,532	14,244	9,562	26,197

Total revenues	13,267,073	6,138,412	2,270,163	2,581,456	1,760,515

Costs and expenses	8,768,763	5,002,461	5,093,130	2,247,750	1,636,265

Operating income (loss)	4,498,310	1,135,951	(2,822,967)	337,706	124,250

Net income (loss)	4,028,203	971,822	(2,847,101)	251,294	125,244

Per share amounts	.47	.14	(.47)	.05	.03

Net cash flow from operating activities	7,434,543	3,238,885	118,697	1,556,258	766,196

Total assets	30,969,341	23,954,917	9,765,201	7,671,938	5,926,052
Current assets	6,169,729	4,021,219	616,419	396,622	641,164
Current liabilities	5,459,564	3,740,111	1,138,128	1,109,364	1,060,588
Working capital	710,165	281,108	(521,709)	(712,742)	(419,424)
Total liabilities	6,042,429	4,098,611	3,388,128	2,135,771	1,060,588
Total stockholders’ equity	24,926,912	19,856,306	6,377,073	5,536,167	4,865,464